Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

F-1

Ping An Biomedical Co., Ltd.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Ordinary shares, par value US$0.0000625 per share	(1)	457(a)	13,611,800	$0.2185	$2,974,178.30	0.0001381	$410.74

Total Offering Amounts:							$2,974,178.30		410.74
Total Fees Previously Paid:
Total Fee Offsets:									0.00
Net Fee Due:									$0.00

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Offering Note(s)

(1)	The ordinary shares will be offered for resale by certain Selling Shareholder pursuant to the prospectus contained herein. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional number of ordinary shares issuable upon share splits, share dividends, or other distribution, recapitalization or similar events with respect to the ordinary shares being registered pursuant to this registration statement.

Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based on the closing price per ordinary share as reported on the Nasdaq Capital Market on February 12, 2026.